Exhibit 4.2

Execution Copy

REGISTRATION RIGHTS AGREEMENT

i

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made as of this 2nd day of June, 2017 by and between Il Makiage Cosmetics (2013) Ltd., a company organized under the laws of Israel (the “Company”), and LCGP3 PRO MAKEUP, L.P., a Delaware limited partnership (“L Catterton”), Oran Shilo Investments LP, a limited partnership organized under the laws of the State of Israel (“Oran Shilo”) and Il Makiage Investments L.P. a limited partnership organized under the laws of Israel (“IM Investments”). Each of L Catterton, Oran Shilo and IM Investments shall be referred as “Investor” and collectively the “Investors”.

RECITALS

WHEREAS, the Company and the Investors are parties to that certain Share Purchase Agreement of even date herewith (the “Purchase Agreement”); and

WHEREAS, the Company and the Investors are parties to that certain Shareholders’ Agreement of even date herewith (the “Shareholders’ Agreement”); and

WHEREAS, in order to induce the Company to enter into the Purchase Agreement and to induce the L Catterton to invest funds in the Company pursuant to the Purchase Agreement, the Investors and the Company hereby agree that this Agreement shall govern the rights of the Investors to cause the Company to register Shares owned by the Investors and shall govern certain other matters as set forth in this Agreement;

NOW, THEREFORE, the parties hereby agree as follows:

1.       Definitions. For purposes of this Agreement:

1.1         “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

1.2         “Applicable Securities Law” means any statute, law, regulation or rule of a country other than the United States that governs or addresses the sale or registration of securities in such jurisdiction, and the Israeli securities laws.

1.3         “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law or other Applicable Securities Law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or other Applicable Securities Law or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law or other Applicable Securities Law.

1.4        “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.5        “Excluded Registration” means (i) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan approved by the Board of Directors of the Company; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iv) a registration in which the only Shares being registered is Shares issuable upon conversion of debt securities that are also being registered.

1.6         “Form S-1” means such form, or Form F-1 if applicable to a non- U.S. issuer, under the Securities Act or any similar form under other Applicable Securities Law as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

1.7         “Form S-3” means such form, or Form F-3 if applicable to a non- U.S. issuer, under the Securities Act or any similar form under other Applicable Securities Law as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.8         “IPO” means the Company’s first underwritten public offering of its Shares under the Securities Act or other Applicable Securities Law.

1.9         “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.10       “Registrable Securities” means (i) the Shares owned by Oran Shilo immediately after the Closing of the Purchase Agreement; (ii) the Shares owned by IM Investments immediately after the Closing of the Purchase Agreement; (iii) the Shares purchased by the L Catterton pursuant to the Purchase Agreement; (iv) any shares of capital stock of the Company, or any Shares issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by the Investors or their Permitted Transferees (as defined in the Shareholders’ Agreement) after the date hereof by purchase, assignment or operation of law; and (v) any Shares issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the Shares referenced in clauses (i) through (iv) above; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Subsection 3.1, and excluding for purposes of Section 2 any shares for which registration rights have terminated pursuant to Subsection 2.12(c)2.12 of this Agreement.

1.11       “Registrable Securities then outstanding” means the number of Shares determined by adding the number of Shares outstanding that are Registrable Securities and the number of Shares issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

1.12       “SEC” means the U.S. Securities and Exchange Commission or any other applicable governmental or quasi-governmental body or agency performing functions similar to the U.S. Securities and Exchange Commission.

1.13       “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.14       “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.15       “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.16       “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel(s) for the Investors, except for the fees and disbursements of the Investors’ Counsel(s) borne and paid by the Company as provided in Subsection 2.6.

1.17        “Shares” means the ordinary shares of the Company of par value NIS 0.1 each.

Other terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Shareholders’ Agreement.

2.       Registration Rights. The Company covenants and agrees as follows:

2.1         Demand Registration.

(a)       Form S-1 Demand. If at any time after the earlier of (i) four (4) years after the date of this Agreement or (ii) one hundred eighty (180) days after the effective date of the registration statement for the IPO, the Company receives a request from any of the Investors that the Company file a Form S-1 registration statement (or similar registration statement or form under Applicable Securities Law) with respect to all or a lesser portion of the Registrable Securities then outstanding, then the Company shall as soon as practicable, and in any event within sixty (60) days after the date such request is given by the respective Investor, file a Form S-1 registration statement under the Securities Act (or similar registration statement or form under Applicable Securities Laws) covering all Registrable Securities that the Investor requested to be registered.

(b)      Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement (or similar registration statement or form under Applicable Securities Law), the Company receives a request from any of the Investors that the Company file a Form S-3 registration statement (or similar registration statement or form under Applicable Securities Law) with respect to outstanding Registrable Securities, then the Company shall as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the respective Investor, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration.

(c)      Notwithstanding anything to the contrary, in the event that the IPO will not or is not expected to result in gross proceeds to the Company of at least US $75 million at a per Share price equal to 2.5 times the per Share price (as adjusted for any Recapitalization Event) paid by L Catterton for the L Catterton SPA Shares, then the Company shall be entitled to refuse to register any Registrable Securities pursuant to Subsection 2.1(a) above and none of the Investors shall have any claim whatsoever in connection with such refusal.

(d)      Furthermore and notwithstanding the foregoing obligations, if the Company furnishes to the requesting Investor a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Company’s Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act, Exchange Act or other Applicable Securities Law, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than ninety (90) days after the request of the respective Investor is given; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period and the period during which the Company defers taking action with respect to such filing shall not exceed one hundred twenty (120) days; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such ninety (90) day period other than an Excluded Registration.

(e)      The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.1(a) (i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected two (2) registrations pursuant to Subsection 2.1(a); or (iii) if an Investor proposes to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Subsection 2.1(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.1(b) (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two (2) registrations pursuant to Subsection 2.1(b). A registration shall not be counted as “effected” for purposes of this Subsection 2.1(e) until such time as the applicable registration statement has been declared effective by the SEC.

2.2         Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Investors) any of its Shares under the Securities Act or other Applicable Securities Law in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give the Investors notice of such registration. Upon the request of an Investor given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Subsection 2.3, cause to be registered all of the Registrable Securities that each such Investor has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Subsection 2.2 before the effective date of such registration, whether or not an Investor has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Subsection 2.6.

2.3         Underwriting Requirements.

(a)       If, pursuant to Subsection 2.1, an Investor intends to distribute the Registrable Securities covered by its request by means of an underwriting, it shall so advise the Company as a part of its request made pursuant to Subsection 2.1. The underwriter(s) will be selected jointly by the Company and such Investor(s). In such event, the right of such Investor(s) to include the such Investor’s Registrable Securities in such registration shall be conditioned upon the Investor’s participation in such underwriting and the inclusion of such Investor’s Registrable Securities in the underwriting to the extent provided herein. The respective Investors shall (together with the Company as provided in Subsection 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Subsection 2.3, if the managing underwriter advises the respective Investors in writing that marketing factors require a limitation on the number of shares to be underwritten, then the number of Registrable Securities held by the respective Investors to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting, and then they shall be reduced on a pro-rata basis among all Investors that asked to participate in the registration (based on their pro-rata holdings in Registrable Securities at that time) provided that no Investor will be required to register more than the number of Registrable Securities that it asked to register.

(b)      In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Subsection 2.2, the Company shall not be required to include any of the Investor’s Registrable Securities in such underwriting unless the respective Investor accepts the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determined that less than all of the Registrable Securities requested to be registered can be included in such offering, then in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, or (ii) the number of Registrable Securities included in the offering be reduced below twenty-five percent (25%) of the total number of securities included in such offering, unless such offering is the IPO, in which case the Investors may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering. When more than one Investor asks to participate in the registration, the Registrable Securities will be excluded on a pro-rata basis in accordance with the provisions of Subsection 2.3(b) above.

(c)      For purposes of Subsection 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Subsection 2.3(a), fewer than fifty percent (50%) of the total number of Registrable Securities that the Investors requested to be included in such registration statement are actually included. For the purpose of Subsection 2.1, any request for registration provided to the Company by an Investor will be sent to the other Investors, and each such other Investor will have thirty (30) days from the receipt of Company's notice, to notify the Company whether it wishes to register any of its Registrable Securities and the number of Registrable Securities it asks to register.

2.4         Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)      prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of an Investor, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the respective Investor refrains, at the request of an underwriter of Shares (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended for up to sixty (60) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b)      prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act or other Applicable Securities Law in order to enable the disposition of all securities covered by such registration statement;

(c)      furnish to the Investors a prospectus, including a preliminary prospectus, as required by the Securities Act or other Applicable Securities Law, and such other documents as the Investors may reasonably request in order to facilitate the disposition of the Registrable Securities;

(d)      use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the Investor; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act or other Applicable Securities Law;

(e)      in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f)       use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g)      provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h)      make available for inspection by the Investors, any managing underwriter participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the Investors, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by the Investors or any such underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i)       notify the Investors, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(j)       after such registration statement becomes effective, notify each of the Investors of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act or other Applicable Securities Law shall have become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5-1 of the Exchange Act or other Applicable Securities Law.

2.5         Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of the Investors that each of the Investors shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of the Investor’s Registrable Securities.

2.6         Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements of one counsel for each of the Investors (“Investor Counsel”), shall be borne and paid by the Company. All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the relevant Investor.

2.7         Delay of Registration. The Investors shall not have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8          Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:

(a)      To the extent permitted by law, the Company will indemnify and hold harmless the each Investor, and the partners, members, managers, officers, directors, and stockholders of such Investor; legal counsel and accountants for such Investor; any underwriter (as defined in the Securities Act) for such Investor; and each Person, if any, who controls such Investor or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages actually incurred by them which are as a result of default or omission of the Company in breach of any Applicable Securities Law, and the Company will pay to such Investor, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of the Investor, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration. For the avoidance of doubt, the Company shall not be liable for any Damages to an Investor that arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such Investor for use in connection with a registration.

(b)      To the extent permitted by law, each Investor will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), and any controlling Person of any such underwriter, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such Investor expressly for use in connection with such registration; and such Investor will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of such Investor, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by such Investor by way of indemnity under Subsections 2.8(b) and 2.8(d) exceed the proceeds from the offering received by such Investor (net of any Selling Expenses paid by such Investor), except in the case of fraud or willful misconduct by the Investor.

(c)      Promptly after receipt by an indemnified party under this Subsection 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Subsection 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Subsection 2.8, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action.

(d)       To provide for just and equitable contribution to joint liability under the Securities Act or any Applicable Securities Law in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Subsection 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Subsection 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act or any Applicable Securities Law may be required on the part of any party hereto for which indemnification is provided under this Subsection 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (x) an Investor will not be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Investor pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall an Investor’s liability pursuant to this Subsection 2.8(d), when combined with the amounts paid or payable by such Investor pursuant to Subsection 2.8(b), exceed the proceeds from the offering received by such Investor (net of any Selling Expenses paid by such Investor), except in the case of willful misconduct or fraud by the Investor.

(e)         Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f)         Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and the Investor under this Subsection 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.9         Reports Under Exchange Act. With a view to making available to the Investors the benefits of SEC Rule 144 and any other rule or regulation of the SEC or similar rules under an Applicable Securities Law that may at any time permit the Investors to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3 or other similar form under an Applicable Securities Law, the Company shall:

(a)        make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144 or Applicable Securities Law, at all times after the effective date of the registration statement filed by the Company for the IPO;

(b)        use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act, the Exchange Act (at any time after the Company has become subject to such reporting requirements) or Applicable Securities Law; and

(c)        furnish to the Investors, so long as any such Investor owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies), and any other Applicable Securities Law and (ii) such other information as may be reasonably requested in availing the Investors of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form) or other similar form under an Applicable Securities Law.

2.10        Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of L Catterton, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration on a pro rata basis with the Registrable Securities of the Investors that are included, and not on a priority basis (such pro-rata basis to be calculated based on the respective holdings in the Company of the shareholders who are entitled to the registration rights).

2.11        “Market Stand-off” Agreement.

(a)        Each of the Investors, if requested by the managing underwriter of a firmly underwritten IPO by the Company of its Shares, hereby agrees that, for a period of not more than one hundred eighty (180) days following the effective date of a registration statement for the Company’s IPO, or not more than ninety (90) days for any other registration statement, it will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Shares, or any securities convertible into or exercisable or exchangeable for Shares, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Shares or such other securities, in cash or otherwise, as long as all officers, directors and five percent (5%) shareholders of the Company are bound by similar provisions. In connection with this Section 2.11, the Investor shall execute the form of lock-up agreement as may be requested by the managing underwriters, as long as all officers, directors and five percent (5%) or greater shareholders of the Company are bound by similar provisions.

(b)        The Company may impose stop-transfer instructions with respect to Shares or other securities subject to the foregoing restrictions until the end of the applicable lock-up period.

(c)        If any of the Investor receives written notice from the Company regarding the Company’s plans to file a registration statement, then such Investor shall treat such notice confidentially and shall not disclose such information to any Person other than as necessary to exercise its rights under this Agreement.

2.12       Termination of Registration Subsequent Registration Rights. The right of the Investors to request registration or inclusion of Registrable Securities in any registration pursuant to Subsections 2.1 or 2.2 shall terminate upon the third (3rd) anniversary of the IPO.

3.       Miscellaneous.

3.1         Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) only together with the Shares pursuant to the relevant terms of the Shareholders’ Agreement and the Company's Articles of Association. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the Investors. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

3.2         Governing Law. This Agreement shall be governed by the laws of The State of Israel.

3.3         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

3.4         Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

3.5         Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail or facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; or (iii) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on the signature page hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, Oran Shilo or IM Investments, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Subsection 3.5. If notice is given to the Company, a copy (which shall not constitute a notice) shall also be sent to Herzog Fox & Neeman, Asia House, 4 Weizmann St., Tel Aviv 6423904 Israel, Attn: Ran Hai or Itay Lavi, ranh@hfn.co.il, lavii@hfn.co.il, and if notice is given to L Catterton, a copy (which shall not constitute a notice) shall also be given to Barack Ferrazzano Kirschbaum & Nagelberg LLP, 200 West Madison Street, Suite 3900, Chicago, Illinois 60606, Attn: Andrew R. Grossmann, Esq., andrew.grossmann@bfkn.com.

3.6          Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the Investors;. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

3.7         Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

3.8         Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

3.9         Dispute Resolution. Any unresolved controversy or claim arising out of or relating to this Agreement shall be submitted to arbitration at the request of, and upon written notice by, any disputing Party and shall be finally determined by arbitration pursuant to the rules of the London Court of International Arbitration (“LCIA”) which rules are deemed to be incorporated by reference into this clause. The seat or legal place of arbitration shall be London, England, and the arbitration proceedings shall take place in London, England, before a panel of by one arbitrator mutually agreed upon by the Parties. If no agreement can be reached within fourteen (14) days after names of potential arbitrators have been proposed by the LCIA, the dispute shall be submitted to one arbitrator having reasonable experience in corporate finance transactions of the type provided for in this Agreement and shall be chosen by the LCIA in accordance with its rules. The decision of the arbitrator shall be binding and final on all the parties and not be subject to any appeal under any Law governing such procedures in respect of such arbitration proceedings. If any witness required for such proceedings is located in a jurisdiction outside of London (a “Remote Location”), the relevant Parties will meet with the arbitrator at the time of the proceeding to agree on an acceptable process of obtaining such witness’s testimony, which may include taking testimony in such Remote Location via a live hearing, video or other recording, video conference or affidavit. The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled, provided however that: (i) the prevailing party’s entitlement for reimbursement of attorney's fees, costs and disbursements shall be linked to the proportion of such party’s success in the arbitration, such that such party’s entitlement to reimbursement shall be equal to its reasonable attorney’s fees, costs and disbursements multiplied by a fraction (expressed as a percentage), the numerator of which is equal to the actual monetary award determined pursuant to the arbitration, and the denominator of which is equal to the initiating party’s monetary claim. For example, if L Catterton's claim is for a monetary damage of US$ 500,000 and the arbitration award is for US$ 100,000, then L Catterton’s entitlement for reimbursement as aforementioned shall be 20% of its reasonable attorney’s fees, costs and disbursements; and (ii) in any event any such reimbursement of attorney’s fees, costs and disbursements shall be limited to a maximum amount of US$ 500,000. For the avoidance of doubt and notwithstanding the foregoing, this provision does not limit any party’s right to seek enforcement of an arbitral award in any court having jurisdiction over the subject-matter and the parties.

3.10       Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such non-breaching or non-defaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

IL MAKIAGE COSMETICS, (2013) LTD.

By:	/s/ Oran Holtzman
Name:	Oran Holtzman
Title:	CEO

Address:	8 Haharash St., Tel Aviv, Israel
Fax:	+972-8-9298000
Email:	oran@ilmakiage.com

LCGP3 PRO MAKEUP, L.P.

By: CGP3 Managers, L.L.C., its general partner

Name:
Title:

Address:	599 West Putnam Avenue Greenwich, CT 06830
Fax:	+1-203-629-4903
Email:	michaelf@catterton.com

Signature Page to Registration Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

IL MAKIAGE COSMETICS (2013) LTD.

By:
Name:
Title:

Address:

Fax:
Email:

LCGP3 PRO MAKEUP, L.P.
By: CGP3 Managers, L.L.C.
Its: General Partner

By:	/s/ Michael Farello
Name:	Michael Farello
Title:	Authorized Person

Address:	599 West Putnam Avenue Greenwich, CT 06830
Fax:	203-629-4903
Email:	michaelf@catterton.com

Signature Page to Registration Rights Agreement

IL MAKIAGE INVESTMENTS L.P.

By:	/s/ Oran holtzman
Name:	Oran Holtzman
Title:	CEO

Address:	8 Haharash St., Tel Aviv, Israel
Fax:	+972-8-9298000
Email:	oran@ilmakiage.com

ORAN SHILO INVESTMENTS L.P.

By:	/s/ Oran holtzman
Name:	Oran Holtzman
Title:	CEO

Address:	8 Haharash St., Tel Aviv, Israel
Fax:	+972-8-9298000
Email:	oran@ilmakiage.com

Signature Page to Registration Rights Agreement